UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2011

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                       Federal                         0-25165                      14-1809721
                                                                   (State or Other Jurisdiction                                (Commission File No.)                            (I.R.S. Employer
                                                                       of Incorporation)                                                                                                          Identification No.)

                                                                                   302 Main Street, Catskill NY                                                  12414
                                                                          (Address of Principal Executive Offices)                                                                            (Zip Code)

                                                                                                    Registrant’s telephone number, including area code:      (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           Results of Operations and Financial Condition.

On April 27, 2011, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the three months and nine months ended March 31, 2011 and 2010.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01             Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                         Press release dated April 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  May 2, 2011                                                        By: /s/ Donald E. Gibson
         Donald E. Gibson
         President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: April 27, 2011
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Strong Quarterly Earnings and
 Ranking as One of the Safest Banks in our Nation

Catskill, N.Y. -- (BUSINESS WIRE) – April 27, 2011-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2011.  Net income for the nine months ended March 31, 2011 amounted to $3.9 million or $0.95 per basic share and $0.94 per diluted share as compared to $3.6 million or $0.88 per basic and diluted share for the nine months ended March 31, 2010, an increase of $289,000, or 8.0%. Net income for the quarters ended March 31, 2011 and 2010 amounted to $1.2 million or $0.30 per basic share and diluted share.

Donald E. Gibson, President & CEO stated, “In addition to strong quarterly earnings, we are pleased to report The Bank of Greene County has been ranked as one of the safest banks in our nation, according to Seifried & Brew, LLC., a community bank risk management firm. The ranking recognizes and honors those community banks whose policies and practices reflect the highest level of safety and soundness.”

The most significant factor contributing to the higher earnings was higher net interest income. Net interest income increased $1.4 million to $14.6 million for the nine months ended March 31, 2011 compared to $13.2 million for the nine months ended March 31, 2010 and increased $306,000 to $4.9 million for the quarter ended March 31, 2011 compared to $4.6 million for the quarter ended March 31, 2010.     Net interest spread decreased 2 basis points to 3.70% for the nine months ended March 31, 2011 from 3.72% for the nine months ended March 31, 2010, and decreased 29 basis points to 3.61% for the quarter ended March 31, 2011 from 3.90% for the quarter ended March 31, 2010.  Net interest margin decreased 6 basis points to 3.86% for the nine months ended March 31, 2011 from 3.92% for the nine months ended March 31, 2010, and decreased 34 basis points to 3.75% for the quarter ended March 31, 2011 as compared to 4.09% for the quarter ended March 31, 2010.  The increase in average balances of loans and securities, along with a decrease in rates paid on deposit accounts, which was partially offset by the decrease in yield earned on loans and securities, primarily led to an increase in net interest income when comparing the nine months and quarters ended March 31, 2011 and 2010.

Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.   The provision for loan losses amounted to $1.2 million and $1.0 million for the nine months ended March 31, 2011 and 2010, respectively, an increase of $195,000 or 19.8%.  The provision for loan losses amounted to $343,000 and $307,000 for the quarters ended March 31, 2011 and 2010, respectively, an increase of $36,000, or 11.7%.  The increase in the level of provision was partially a result of the shift to a greater level of commercial loans, and an increase in the amount of nonperforming assets. The commercial real estate and commercial loan portfolio has grown as a percent of total loans from 24.8% at March 31, 2010 to 27.0% at March 31, 2011.   Generally, commercial loans are considered to have greater credit risk, and require a higher level of allowance for loan loss.   Nonperforming assets amounted to $6.9 million and $3.2 million at March 31, 2011 and 2010, respectively, an increase of $3.7 million or 115.6%.  Of this increase, $1.3 million was in residential mortgage loans, $1.2 million was in commercial real estate loans, and $453,000 was in multi-family loans. Foreclosed assets increased $563,000 from March 31, 2010 to March 31, 2011. Net charge-offs amounted to $327,000 and $539,000 for the nine months ended March 31, 2011 and 2010, respectively.  The increase in the level of nonperforming assets reflected the decline in the overall economy. As a result, the level of allowance for loan losses to total loans receivable increased to 1.62% as of March 31, 2011 as compared to 1.33% as of March 31, 2010.  At March 31, 2011, nonperforming assets were 1.23% of total assets and nonperforming loans were 2.14% of total loans.   The Company has not been an originator of “no documentation” mortgage loans and the loan portfolio does not include any mortgage loans that the Company classifies as sub-prime.

Noninterest income increased $39,000, and $16,000 when comparing the nine months and quarters ended March 31, 2011 and 2010, respectively.  Noninterest income amounted to $3.6 million and $1.1 million for the nine months and quarter ended March 31, 2011, respectively. The Company recorded a net gain on sale of investments during the nine months and quarter ended March 31, 2011 totaling $233,000 and $21,000, respectively and a net loss on sale of investments during the nine months ended March 31, 2010 totaling $5,000.   Excluding these items, noninterest income decreased $199,000 when comparing the nine months ended March 31, 2011 and 2010, and $5,000 when comparing the quarters ended March 31, 2011 and 2010. These decreases were primarily the result of lower service charges on deposit accounts, primarily NSF fees, which decreased $372,000 and $39,000 for the nine months and quarters ended March 31, 2011 and 2010, respectively, resulting from changes implemented related to the Company’s overdraft protection program..  Debit card fees increased $141,000 and $49,000 when comparing the nine months and quarters ended March 31, 2011 and 2010, respectively, as a result of a higher volume of transactions due to growth in the number of checking accounts with debit cards.

Noninterest expense increased $845,000 or 8.3% to $11.1 million for the nine months ended March 31, 2011 as compared to $10.2 million for the nine months ended March 31, 2010.  Noninterest expense increased $285,000 or 8.1% to $3.8 million for the quarter ended March 31, 2011 as compared to $3.5 million for the quarter ended March 31, 2010. The increases for both the nine months and the quarter ended March 31, 2011 were primarily the result of an increase in salaries and benefits as well as higher advertising and promotional expenses due to the opening of the new Germantown branch in October 2010.

Total assets grew $65.1 million or 13.1% to $560.4 million at March 31, 2011 as compared to $495.3 million at June 30, 2010.  Securities classified as both available for sale and held to maturity increased $45.3 million to $212.6 million at March 31, 2011 as compared to $167.3 million at June 30, 2010.  Net loans increased $1.1 million or 0.4% to $296.7 million at March 31, 2011 as compared to $295.6 million at June 30, 2010.  Funding the growth in assets in the nine months ended March 31, 2011 were increased deposits of $77.1 million to $498.8 million. This increase was primarily the result of an increase of $63.4 million in balances at the Company’s commercial bank subsidiary due primarily to the annual collection of taxes by several local school districts. The growth in deposits also was utilized to reduce borrowings, which decreased $14.1 million when comparing March 31, 2011 and June 30, 2010.  Total shareholders’ equity amounted to $46.7 million at March 31, 2011, or 8.3% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2011	2010	2011	2010
Dollars In thousands, except share and per share data
Interest income	$18,041	$17,283	$5,999	$5,897
Interest expense	3,429	4,082	1,079	1,283
Net interest income	14,612	13,201	4,920	4,614
Provision for loan losses	1,179	984	343	307
Noninterest income	3,563	3,524	1,102	1,086
Noninterest expense	11,061	10,216	3,816	3,531
Income before taxes	5,935	5,525	1,863	1,862
Tax provision	2,020	1,899	624	636
Net Income	$3,915	$3,626	$1,239	$1,226

Basic EPS	$0.95	$0.88	$0.30	$0.30
Weighted average shares outstanding	4,131,052	4,110,014	4,142,160	4,116,779

Diluted EPS	$0.94	$0.88	$0.30	$0.30
Weighted average diluted shares outstanding	4,162,716	4,135,000	4,172,127	4,137,447

Dividends declared per share 2	$0.725	$0.510	$0.175	$0.170

Selected Financial Ratios
Return on average assets	0.99%	1.03%	0.91%	1.03%
Return on average equity	11.40%	11.53%	10.71%	11.40%
Net interest rate spread	3.70%	3.72%	3.61%	3.90%
Net interest margin	3.86%	3.92%	3.75%	4.09%
Efficiency ratio1	60.86%	61.08%	63.37%	61.95%
Non-performing assets to total assets	1.23%	0.67%
Non-performing loans to total loans	2.14%	1.09%
Allowance for loan losses to non-performing loans	76.80%	123.21%
Allowance for loan losses to total loans	1.62%	1.33%
Shareholders’ equity to total assets	8.34%	9.08%
Dividend payout ratio2	76.32%	57.95%
Book value per share	$11.27	$10.56

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 56.0% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.   Dividends per share for the nine months and quarter ended March 31, 2011 include a special dividend of $0.20 per share paid on December 15, 2010.

	As of March 31, 2011	As of June 30, 2010
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$28,596	$9,643
Long term certificate of deposit	---	1,000
Securities- available for sale, at fair value	94,938	89,805
Securities- held to maturity, at amortized cost	117,634	77,520
Federal Home Loan Bank stock, at cost	1,232	1,866

Gross loans receivable	301,071	299,200
Less: Allowance for loan losses	(4,876)	(4,024)
Unearned origination fees and costs, net	456	406
Net loans receivable	296,651	295,582

Premises and equipment	15,515	14,804
Accrued interest receivable	2,828	2,731
Prepaid expenses and other assets	2,487	2,372
Foreclosed assets	563	---
Total Assets	$560,444	$495,323

Liabilities and shareholders’ equity
Noninterest bearing deposits	$48,959	$44,239
Interest bearing deposits	449,890	377,493
Total deposits	498,849	421,732

Borrowings from FHLB, short term	---	9,100
Borrowings from FHLB, long term	12,000	17,000
Accrued expenses and other liabilities	2,864	2,988
Total liabilities	513,713	450,820
Total shareholders’ equity	46,731	44,503
Total liabilities and shareholders’ equity	$560,444	$495,323
Common shares outstanding	4,145,828	4,118,912
Treasury shares	159,842	186,758